EXHIBIT 99.1
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Explanation of Responses:

(1) Assumes conversion on the date of this report. However, the Series A Convertible Perpetual Preferred Stock will not have conversion rights or voting rights until the underlying shares of Verint Common Stock are authorized by a majority vote of Verint's stockholders. Following authorization of the underlying shares, each share of Series A Convertible Perpetual Preferred Stock will be convertible at the option of the holder thereof into a number of shares of Verint Common Stock equal to the liquidation preference then in effect divided by the conversion price then in effect, which will initially be $32.66, subject to adjustment. The liquidation preference is an amount equal to the issue price of $1,000 per share of Series A Convertible Perpetual Preferred Stock plus the sum of all accrued and unpaid dividends, whether or not declared. Following authorization of the underlying shares, each share of Series A Convertible Perpetual Preferred Stock will entitle its holder to the number of votes equal to the number of shares of Common Stock into which such share of Series A Convertible Perpetual Preferred Stock is initially convertible based on a conversion rate equal to the issue price of $1,000 per share of Series A Convertible Perpetual Preferred Stock divided by $32.66, the conversion price in effect on May 25, 2007, the issue date. The initial conversion rate, which is subject to adjustment, is 30.6185 shares of Common Stock for each share of Series A Convertible Perpetual Preferred Stock. Dividends accrued on the Series A Convertible Perpetual Preferred Stock, that may range from 3.875% to 5.625%, may be paid by Verint, under certain circumstances, in shares of Common Stock. Common Stock issued in payment or partial payment of a dividend will be valued for such purpose at 95% of the average of the daily volume weighted average stock price for each of the five consecutive trading days ending on the second trading day immediately prior to the record date for such dividend.

(2)  The Series A Convertible Perpetual Preferred Stock has no expiration date.